EXECUTION COPY

SHARE PURCHASE AGREEMENT

In relation to 50,000 ordinary shares in

PACIFIC ASIA PHARM INVESTMENT GROUP CO., LIMITED
(a company limited by shares incorporated in the British Virgin Islands)

36/F, Edinburgh Tower,
The Landmark,
15 Queen's Road Central,
Hong Kong

1.	Definitions		2

2.	Sale and Purchase of Shares		7

	2.1	Sale and Purchase of Shares.	7

	2.2	Consideration.	8

	2.3	Payment.	8

	2.4	Holdback.	9

3.	Closing		9

	3.1	Closing	9

	3.2	Closing Deliverables.	9

4.	Representations and Warranties of the Sellers		10

5.	Conditions of the Purchaser’s Obligations at the Closing		11

6.	Covenants; Other Agreements		12

	6.1	Title	12

	6.2	Confidentiality	13

	6.3	Compliance with Laws	14

	6.4	Rectification	14

	6.5	Compliance with Laws Regarding Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions	14

	6.6	Covenants on Validity of Approvals	14

	6.7	Closing	15

	6.8	Conduct of Business before Closing.	15

	6.9	Non-Competition.	17

	6.10	Sellers’ Cooperation and Furnishing of Information	18

7.	Miscellaneous		18

	7.1	Termination; Survival	18

	7.2	Successors and Assigns	19

	7.3	Indemnity	19

	7.4	Tax and Social Insurance Expenses	20

	7.5	Governing Law	21

	7.6	Dispute Resolution	21

	7.7	Notices	22

	7.8	Fees and Expenses	22

	7.9	Finder’s Fee	22

	7.10	Severability	22

i

7.11	Amendments and Waivers	23

7.12	No Waiver	23

7.13	Rights Cumulative	23

7.14	Delays or Omissions	23

7.15	No Presumption	23

7.16	Headings and Subtitles; Interpretation	23

7.17	Counterparts	24

7.18	Entire Agreement	24

7.19	Conflict with Articles	24

7.20	Signing and Binding.	24

SCHEDULE A		34

SCHEDULE A-1		34

SCHEDULE A-2		35

SCHEDULE A-3		36

SCHEDULE A-4		37

SCHEDULE B		38

SCHEDULE B-1		38

SCHEDULE B-2		38

SCHEDULE C		39

ii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on August 1, 2011 (the “Effective Date”), by and among:

(1)           GLOBAL PHARM HOLDINGS GROUP, INC., a company duly incorporated and existing under the laws of Delaware, the United States of America with its address at Room 2503-2505, New World Center, No. 6009 Yitian Road, Futian District, Shenzhen (the “Purchaser”); and

(2)           the sellers whose respective details are set out in Schedule B-1 attached hereto (each a  “Seller”, collectively, the “Sellers”).

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.
Pacific Asia Pharm Investment Group Co., Limited is a company duly incorporated and validly existing under the laws of British Virgin Islands with its registered address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Company”).  The details of the Company are set forth in Schedule A-1 attached hereto.

B.
Hong Kong Rich Fortune Chain Drugstores Assets Management Co., Limited is a limited liability company duly incorporated and validly existing under the laws of Hong Kong (“Rich Fortune”).  The entire issued shares of Rich Fortune are legally and beneficially owned by the Company and the details of Rich Fortune are set forth in Schedule A-2 attached hereto.

C.
Guangzhou Hairui Xiexin Investment Consulting Co., Ltd. is a wholly foreign owned company duly incorporated and validly existing under the laws of the PRC (“Hairui Xiexin”).  The entire equity interest of Hairui Xiexin is legally and beneficially owned by Rich Fortune and the details of Hairui Xiexin are set forth in Schedule A-3 attached hereto.

D.
Hairui Xiexin have entered into VIE Agreements with Guangdong Guo Yao Pharmaceutical Franchises Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC (“Guo Yao”).  The details of Guo Yao are set forth in Schedule A-4 attached hereto. The entire equity interest of Guo Yao is indirectly and beneficially held by Hairui Xiexin and the operation of Guo Yao is directly controlled by Hairui Xiexin.

E.	The Sellers desire to sell and the Purchaser desires to purchase the Sale Shares (as defined below) pursuant to the terms and subject to the conditions set out in this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

The following terms shall have the meanings ascribed to them below:

“2011 Financial Statements” has the meaning set forth in Section 2.4 hereof.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Recital of this Agreement.

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Associated Person” means, in relation to a Person, the following persons and concerns (as appropriate): (i) any Relative of such Person; (ii) any company in which more than fifty percent (50%) of the equity share capital is held, or is otherwise Controlled, either directly or indirectly by such Person, or any Relative of such Person or a firm, or any Relative of such Person is a partner or a member as the case may be; and (iii) any Subsidiary of a company specified in clause (ii) above.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means the business carried on by the Group at the date of this Agreement, the details of which are set forth under “Business Scope” in Schedule A-3 and Schedule A-4.

“BVI” means the British Virgin Islands.

“Circular 75” has the meaning set forth in Section 16(iv) of Schedule C.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Company” has the meaning set forth in the Recital of this Agreement.

“Confidential Information” has the meaning set forth in Section 6.2(i) hereof.

“Consideration Shares” has the meaning set forth in Section 2.2 hereof.

“Contract” means, as to any Person, any provision of any security issued by such Person or any oral or written contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management, policies or activities of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Disclosing Party” has the meaning set forth in Section 6.2(iv) hereof.

“Dispute” has the meaning set forth in Section 7.6(i) hereof.

“Effective Date” has the meaning set forth in the Recital of this Agreement.

“Environmental Law” means any and all applicable PRC or non-PRC Law, authorization by any Governmental Authority, or any other requirement of any Governmental Authority relating to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of Hazardous Substances, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any member of the Group.

“Financial Statements” has the meaning set forth in Section 9 of Schedule C hereof.

“Foreign Exchange Authorization” has the meaning set forth in Section 16(iv) of Schedule C.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means the Company, Rich Fortune, Hairui Xiexin, Guo Yao, and any Affiliate and Subsidiary of any of the aforementioned entity.  The particulars of the members of the Group as at the date of this Agreement are set forth in Schedule A attached hereto.

“Guo Yao” has the meaning set forth in the Recital of this Agreement.

“Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, and asbestos or asbestos-containing materials.

“Hairui Xiexin” has the meaning set forth in the Recital of this Agreement.

“HKIAC” has the meaning set forth in Section 7.6(iii) hereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, other than in any event consequential, incidental, special and punitive damages.  Notwithstanding anything to the contrary provided in the preceding sentence, Indemnifiable Loss shall include, but shall not be limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Indemnified Party” has the meaning set forth in Section 7.3(iv) hereof.

“Indemnifying Party” has the meaning set forth in Section 7.3(iv) hereof.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the Business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Executive” has the meaning set forth in Section 5(viii) hereof.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, published official policy or published official interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liabilities” means, with respect to any Person, all liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities of such Person, (ii) material adverse effect on such Person’s ability to perform any material obligations of such Person hereunder or under any other Transaction Document, as applicable, or (iii) material adverse effect on any material rights such Person may have hereunder or under any Transaction Document; provided that, without limiting the generality of this definition, any adverse effect resulting in any loss, directly or indirectly, of at least US$100,000 or its equivalent, to the members of the Group (taken as a whole) shall be deemed to constitute a Material Adverse Effect with respect to each member of the Group.  Notwithstanding anything to the contrary contained herein, any reference to a “Material Adverse Effect” with respect to any member of the Group shall be a reference to a Material Adverse Effect on the Group, taken as a whole.

“Material Contracts” has the meaning set forth in Section 15(i) of Schedule C hereof.

“Party” has the meaning set forth in the Recital of this Agreement.

“PCAOB” means the US Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 19(ii) of Schedule C hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Pledged Shares” has the meaning set forth in Section 2.3(ii) hereof.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means generally accepted accounting principles and practices in effect from time to time in the PRC applied consistently throughout the periods involved.

“Public Official” means any employee of a Governmental Authority, member of a political party, political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Purchaser” has the meaning set forth in the Recital of this Agreement.

“Purchaser Indemnified Person” has the meaning set forth in Section 7.3(i) hereof.

“Real Property” has the meaning set forth in Section 23(i) of Schedule C hereof.

“Related Party” means any of the current or former officers, employees, directors, or any Person who beneficially owns 5% or more of the outstanding ordinary shares or equity interest of any member of the Group or any Associated Person of any of them (or any Relative of any of the foregoing).

“Relative” means, in relation to a Person, the spouse, parents, siblings and children of such Person and their respective spouses and children (as appropriate).

“Representative” has the meaning set forth in Section 17(i) of Schedule C hereof.

“Rich Fortune” has the meaning set forth in the Recital of this Agreement.

“RMB” means Renminbi, the lawful currency of China.

“Sale Shares” means 50,000 ordinary shares of the Company, representing 100% of the entire issued share capital of the Company, to be sold by the Sellers to the Purchaser at the Closing in accordance with the terms of this Agreement.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” has the meaning set forth in Section 16(iv) of Schedule C hereof.

“SAIC” means the State Administration for Industry and Commerce of the PRC and/or its regional and local counterparts.

“Seller” has the meaning set forth in the Recital of this Agreement.

“Share Pledge” means the share pledge agreement entered into by and between the Purchaser and the Sellers on the date hereof in the agreed form pursuant to which each of the Sellers agrees to pledge 10% of its Consideration Shares in favor of the Purchaser with effect from the Closing Date.

“Social Insurance” has the meaning set forth in Section 25(ii) of Schedule C hereof.

“Statement Date” has the meaning set forth in Section 9 of Schedule C hereof.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.

“Tax” or “Taxes” means all applicable forms of taxation, duties, levies imposts and social security charges, whether direct or indirect including without limitation corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, business tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, dividend distribution tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.

“Tax Return” means any report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

 “Transaction Documents” means this Agreement, the Share Pledge and any other agreements, instruments or certificates executed or entered into pursuant to or in connection with any of the foregoing.

“US” means the United States of America.

“US$” means the United States dollars, the lawful currency of the US.

“US GAAP” means generally accepted accounting principles and practices in effect from time to time in the US.

“VIE Agreements” means (i) Entrusted Management Agreement, (ii) Proxy Agreement, (iii) Exclusive Option Agreement, (iv) Share Pledge Agreement, and (v) Management Fee Payment Agreement, each entered into by and between Hairui Xiexin, Guo Yao and/or the parties named therein and dated July 11, 2011.

“Warranties” has the meaning set forth in Section 4.1 hereof.

2.	Sale and Purchase of Shares

2.1	Sale and Purchase of Shares.

(i)           Subject to the terms and conditions hereof, each of the Sellers shall sell the Sale Shares set out opposite its respective name in Table 1 below free from all Liens and with all rights now attached to the Sale Shares including the right to receive all dividends and other distributions declared, made or paid on or after the Closing Date, and the Purchaser relying on the representations, warranties, undertakings and indemnities of the Sellers contained or referred to in this Agreement shall purchase the Sale Shares with effect from Closing.

Table 1

Name of Seller	Number of Sale Shares

CHU Zhan Jun	7,500

LIANG Hai Yan	7,440

HIP Lai Ling	300

Jack Rosen	120

JIANG Li Hua	8,000

LI Ling Yun	8,140

Creative Capital Investment Group Co., Ltd	9,500

Value-Added Capital Investment Group Co., Ltd	9,000

(ii)           Each Seller hereby irrevocably waives and shall procure, at or prior to Closing, the irrevocable waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

(iii)           The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the sale of all the Sale Shares is completed simultaneously in accordance with this Agreement.

2.2	Consideration.

The total purchase price for the Sale Shares is US$42,000,000 which shall be satisfied within 90 days after the Closing Date by the issue to the Sellers of common stock of the Purchaser (“Consideration Shares”), in the manner set forth in Section 2.3 and in the proportions set out in Table 2 below:

Table 2

Name of Seller	Percentage of Consideration Shares

CHU Zhan Jun	15%

LIANG Hai Yan (U.S. person)	14.88%

HIP Lai Ling	0.60%

Jack Rosen (U.S. person)	0.24%

JIANG Li Hua	16%

LI Ling Yun	16.28%

Creative Capital Investment Group Co., Ltd	19%

Value-Added Capital Investment Group Co., Ltd	18%

2.3	Payment.

(i)           The Purchaser shall issue the Consideration Shares to the Sellers or their designees within 90 days after the Closing Date. The number of the Consideration Shares to be issued to the Sellers shall be equal to US$42,000,000 divided by the fair market value of the Purchaser’s issued and outstanding common stock as at the Closing Date, as determined by a third party valuer selected by the Purchaser at its discretion.

(ii)          Ninety percent (90%) of the total Consideration Shares shall be released to the Sellers in such proportions as set forth in Table 2 in accordance with Section 2.2 and this Section 2.3 and ten percent (10%) of the total Consideration Shares (“Pledged Shares”) shall be pledged to the Purchaser in accordance with the terms of the Share Pledge upon the release of ninety percent (90%) of the total Consideration Shares.  The Pledged Shares shall be released to the Sellers subject to the terms set forth in Section 2.4.  The Consideration Shares shall be locked up for six months commencing from the date of its release to the Seller pursuant to Rule 506 of Regulation D. The Sellers shall promptly execute such documents as may be required by the Purchaser to provide for such lock-up obligations.

2.4          Holdback. The Sellers hereby covenant and undertake that the consolidated net revenue of the Company for the financial year ended December 31, 2011, based on the audited consolidated balance sheet and income statement of the Company (“2011 Financial Statements”), prepared in accordance with US GAAP and audited by a PCAOB registered accounting firm shall be no less than RMB300,000,000.  The Purchaser shall, within twenty (20) Business Days after it receives the 2011 Financial Statements, release the following amount of Pledged Shares to the Sellers subject to the following terms:

(i)           all of the Pledged Shares, if the consolidated net revenue of the Company according to the 2011 Financial Statements is no less than RMB300,000,000;

(ii)          50% of the Pledged Shares, if the consolidated net revenue of the Company according to the 2011 Financial Statements is below RMB300,000,000 but no less than RMB280,000,000; or

(iii)         none of the Pledged Shares, if the consolidated net revenue of the Company according to the 2011 Financial Statements is below RMB280,000,000.

In the cases of (ii) and (iii) above, the Purchaser shall have the right to take any action with respect to the unreleased Pledged Shares as it desires and for the avoidance of doubt, the Sellers shall have no right, entitlement or claim whatsoever with respect to such Pledged Shares.

3.	Closing.

3.1         Closing.  The consummation of the sale and purchase of the Sale Shares shall be conducted by remote exchange of relevant documents, on a date no later than two (2) Business Days after the fulfillment (or waiver by the Purchaser) of the conditions to the Closing as set forth in Section 5 hereof, or at such other place and time as the Purchaser and the Sellers may mutually agree upon (the “Closing”, and the date of the Closing, the “Closing Date”).

3.2         Closing Deliverables.

At the Closing, the Sellers shall deliver or cause to be delivered the following items to the Purchaser:

(i)           duly executed instrument of transfers of Sale Shares in favor of the Purchaser together with the relevant share certificates;

(ii)          counterparts of each Transaction Document to which any Seller is a party, duly executed by such Seller;

(iii)         a compliance certificate dated the Closing Date signed by each Seller or its duly authorized representative certifying that all the conditions specified in Section 5 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Statement Date;

(iv)        originals of the resignation letters duly executed by each director of each of the Company and Rich Fortune, in the form satisfactory to the Purchaser;

(v)         originals of the resignation letters duly executed by the auditors of the Company (if any), in the form satisfactory to the Purchaser;

(vi)        all the statutory and other books and records (including financial records) (duly written up to, but not including, Closing) of the Group and its certificate of incorporation, current business registration certificate, common seal and any other papers and documents of the Group in their possession or under their control;

(vii)       copies of the directors’ resolutions and/or shareholders’ resolutions of the Company and each Seller, where applicable, approving, among other things, (A) the transfer of the Sale Shares to the Purchaser; (B) the execution of and the performance of such Seller’s obligations under the Transaction Documents; and (C) any other transactions contemplated under the Transaction Documents;

(viii)      an original of the resolutions of the board of directors of the member of the Group (where applicable) approving, in the form satisfactory to the Purchaser:

(a)         the registration of the Purchaser as holder of the Sale Shares;

(b)         the appointment of such persons as the Purchaser may nominate as directors of such member of the Group; and

(c)         revocation of all authorities to the bankers of the Group relating to bank accounts of the Group and procure the giving of authority to such persons as the Purchaser may nominate to operate the same;

4.	Representations and Warranties of the Sellers.

4.1          The Sellers, jointly and severally, represent and warrant to the Purchaser that each of the Recitals and each of the warranties as set out in Schedule C (the “Warranties”) is true, accurate, complete and not misleading as of the date of this Agreement and each of the Warranties will continue to be true, accurate, complete and not misleading on each day up to and including the Closing Date as if repeated on each such day by reference to the facts and circumstances subsisting at that date and on the basis that any reference in the Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to that date.

4.2          Each of the Warranties shall be construed as a separate and independent Warranty and, except where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

4.3          The Sellers shall, jointly and severally, procure that no act shall be performed or omission allowed, either by themselves or by any member of the Group in such interval which would result in any of the Warranties being breached or misleading at any time up to and including the Closing.

4.4          The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance upon representations in the terms of the Warranties made by the Sellers with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced to enter into this Agreement relying on each of the Warranties.

4.5          The Sellers, jointly and severally, undertake to disclose in writing to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties immediately upon it coming to the notice of any of them at any time on, before or after  the Closing.

4.6          Benefit of Warranties. Any rights to which the Purchaser may be or becomes entitled by reason of any of the Warranties and all remedies which may be available to the Purchaser in consequence of any of the Warranties being untrue, misleading or breached will enure for the benefit of any holding company of the Purchaser or any subsidiary of any such holding company which is the beneficial owner for the time being of the Sale Shares. Accordingly, any loss which is sustained by such beneficial owner for the time being of the Sale Shares in consequence of any of the Warranties being untrue, misleading or breached will be deemed to be that of the Purchaser and the Purchaser may bring proceedings and exercise any other remedy on the footing that it has been the beneficial owner of the Sale Shares at all times from Completion. If so requested by the Purchaser, the Sellers will represent, warrant and undertake by way of deed on the terms satisfactory to the Purchaser directly with such beneficial owner on the terms and subject to the limitations of this Agreement.

5.	Conditions of the Purchaser’s Obligations at the Closing.

The obligation of the Purchaser to purchase the Sale Shares at the Closing is subject to the fulfillment of each of the following conditions (any or all of which may be waived by the Purchaser) at or prior to the Closing:

(i)           Due Diligence.  The Purchaser is satisfied with the due diligence results as to the business, legal, financial, accounting, contractual, and Tax positions of each member of the Group.

(ii)          Representations and Warranties.   The representations and warranties made by the Sellers in Section 4 and Schedule C shall be true, correct, accurate, complete and not misleading when made, and shall be true, correct, accurate, complete and not misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(iii)         Performance.  Each of the Sellers shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing and shall have obtained and delivered to the Purchaser all applicable government, regulatory or other approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby and under the other Transaction Documents.

(iv)         Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and under the other Transaction Documents and all documents and instruments incidental to such transactions shall be reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all copies of such documents as it may reasonably request.

(v)          Authorization.  Each member of the Group and each Seller shall have obtained any and all Approvals necessary for consummation of the transactions contemplated by this Agreement and under the other Transaction Documents, including any waivers of any anti dilution rights, right of first refusal or preemptive rights, put or call rights and any and all similar rights (if any) of any shareholder, on or prior to the Closing that are required to be obtained on or prior to the Closing.

(vi)         Compliance Certificate.  At the Closing, the Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date, certifying that all the conditions specified in this Section 5 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Statement Date.

(vii)        Audited Financials.  The Purchaser shall have received the audited consolidated balance sheet and income statement of the Company for the financial year ended December 31, 2010, prepared in accordance with US GAAP and audited by a PCAOB registered accounting firm and accompanied by a clean, unqualified opinion of such firm.

(viii)       Key Executive.  The Purchaser shall have received a duly signed employment agreement between Mr. LU Shengfeng (“Key Executive”) and such member of the Group as determined by the Purchaser at its discretion, in such form and terms satisfactory to the Purchaser, which terms shall include, among others, that (A) Mr. LU Shengfeng shall continue to serve as the Chairman of the board of directors and the legal representative of Guo Yao for three consecutive years from the Closing Date, and (B) without the prior written consent of the Purchaser, neither Mr. LU Shengfeng nor any of their direct relatives, including their parents, spouse and children, shall during the five years from the Closing Date, either on their own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes, or do any act or omit to do any act which may assist or enable any other person to compete with the Business in the PRC.

(ix)         Good Standing.  The Purchaser shall have received a certificate of good standing issued by the appropriate authority of the BVI in customary form, dated no earlier than twenty (20) days prior to the Closing.

(x)          No Material Adverse Change.  There shall not, since the Statement Date, have been any material adverse change to the condition (financial or otherwise), results of operations, assets, regulatory status, business and prospects of the Group or the financial markets or economic conditions in general that has had a Material Adverse Effect on the Group.

6.	Covenants; Other Agreements.

6.1	Title

Each Seller, jointly and severally, covenants with the Purchaser that

(i)           it has now and at all times up to and at Closing shall have full power and the right to sell and transfer the legal and beneficial title in the Sale Shares listed against that Seller's name in Table 1 on the terms set out in this Agreement;

(ii)          the Company is now and at all times up to and at Closing shall be the sole legal and beneficial owner of the entire issued share capital of Rich Fortune free from all Liens; and

(iii)         Rich Fortune is now and at all times up to and at Closing shall be the sole legal and beneficial owner of the entire equity interest of Hairui Xiexin free from all Liens.

6.2	Confidentiality.

(i)           Each Party acknowledges that the terms and conditions of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party and by representatives of such Party to the other Party or any of the representatives of such Party (collectively, the “Confidential Information”), shall be considered confidential information.

(ii)          No disclosure or announcement relating to the Confidential Information shall be made by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(iii)         The provisions of Section 6.2(ii) shall not apply to any disclosure or announcement which may be required by Law, by any regulatory body, or by the rules of any stock exchange upon which the shares of a Party or of any of its Affiliates are quoted and publicly traded.  The Party making the announcement shall send to each of the other Party a copy of such public announcement prior to that announcement’s publication.

(iv)         Except as set forth in Section 6.2(iii) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws of any jurisdiction) to disclose any Confidential Information, such Party (the “Disclosing Party”) shall to the extent permitted by law provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure.  At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(v)          Notwithstanding any other provision of this Section 6.2, the confidentiality obligations of the Parties under this Section 6.2 shall not apply to:  (a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (c) information which was in the public domain or otherwise known to the restricted party before it is furnished to it by another party hereto or, after it is furnished to that restricted party, enters the public domain without breach by that restricted party of this Section 6.2; (d) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 6.2; or, (e) information which a restricted party develops independently without reference to the Confidential Information.

(vi)         The provisions of this Section 6.2 shall terminate and supersede the provisions of any separate nondisclosure agreement previously executed by any of the Parties hereto with respect to the transactions contemplated hereby.

(vii)        Notices.  All notices required under this Section 6.2 shall be made pursuant to Section 7.7 of this Agreement.

6.3         Compliance with Laws.  Prior to Closing, each Seller shall cause each member of the Group to use their best endeavors to comply in all respects with all applicable Laws, including but not limited to applicable PRC rules and regulations relating to the Business, Intellectual Property, taxation, employment and social welfare and benefits.

6.4         Rectification.  Without prejudicing the generality of the provisions under Section 6.3, before the Closing and upon the written request by the Purchaser, the Sellers shall cause each member of the Group to rectify any non-compliance with applicable Laws.

6.5         Compliance with Laws Regarding Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(i)           Prior to Closing, each Seller shall cause each member of the Group and its Representatives to comply with all anti-bribery, anti-corruption and anti-money laundering Laws as referred to in Section 17 of Schedule C.

(ii)          Prior to Closing, each Seller shall cause each member of the Group and its Representatives:

(1)          to remain in compliance with all applicable anti-bribery or anti-corruption Laws, including those prohibiting the bribery of Public Officials;

(2)          not to authorize, offer, be a party to, make any payments or provide anything of value directly or indirectly to any Public Officials; and

(3)          not to use, commit to have the intention of using the payments received, or to be received, by them from the Purchaser for any purpose that could constitute a violation of any applicable Laws.

6.6         Covenants on Validity of Approvals.  Each Seller shall prior to Closing cause each member of the Group to maintain at all times the validity of, and comply with all legal and regulatory requirements with respect to, the Approvals that it has obtained for the conduct of its Business.

6.7         Closing.  Each Seller shall work expeditiously with the Purchaser in good faith towards the Closing and will not, directly or indirectly, do any act or thing which is intended or might reasonably be expected to prevent or delay the Closing.

6.8         Conduct of Business before Closing. The Sellers shall procure that between the date of this Agreement and Closing each member of the Group shall (i) carry on its business, as carried on as at the date of this Agreement, in the normal course and (ii) use best efforts to preserve intact its current business organization, keep available the services of their current officers and employees, and keep and preserve its present relationships with Governmental Authorities, customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.  In addition, and without limiting the generality of the foregoing,  the Sellers shall procure that between the date of this Agreement and Closing each member of the Group shall not do any of the following without the prior written consent of the Purchaser:

(i)           (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests, (b) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (c) purchase, redeem or otherwise acquire any shares of capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities or (d) take any action that would result in any amendment, modification or change of any terms of any of its indebtedness for borrowed money;

(ii)          issue, deliver, sell, pledge, grant or otherwise encumber (a) any shares of its capital stock, (b) any other voting securities, (c) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (d) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii)         amend its memorandum and articles of association or other comparable organizational documents;

(iv)         acquire or agree to acquire (a) by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Group, taken as a whole;

(v)           (a) grant to any of its executive officers or directors any increase in compensation, (b) grant to any of its current or former executive officers or directors any increase in severance or termination pay, (c) enter into any severance or termination agreement with any such executive officer or director, (d) establish, adopt, enter into or amend any collective bargaining agreement or benefit plan or (e) take any action to accelerate any rights or benefits, or make any determinations under any of its benefit plans; provided that the foregoing clauses (a), (b), (c), (d) and (e) shall not restrict it from entering into or making available to newly hired employees or to employees (other than executive officers), in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(vi)         make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company;

(vii)        convene any shareholders’ meeting (or any adjournment thereof), other than a shareholders’ meeting to vote upon the adoption of this Agreement (solely to the extent such meeting is required by this Agreement and applicable Law);

(viii)       sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities or rights with respect to any item of Intellectual Property), except for sales or dispositions of assets in the ordinary course of business consistent with past practice;

(ix)          (a) repurchase, prepay, incur or modify in any respect any indebtedness for borrowed money, except for (1) advances of credit incurred under its existing credit facilities in the ordinary course of business and consistent in scope with past practice, (2) short-term borrowings incurred in the ordinary course of business consistent in scope with past practice to finance its working capital needs, and (3) indebtedness solely involving it and any of its direct or indirect wholly owned subsidiaries, (b) issue or sell any debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (c) make any loans, advances or capital contributions to, or investments in, any other Person;

(x)           incur or commit to incur, or make or agree to make, any capital expenditures, or any obligations or liabilities in connection therewith;

(xi)          make or change any material Tax election, adopt or change any accounting method or period in respect of Taxes, file any amended Tax Return or settle or compromise any Tax liability or refund;

(xii)         (a) pay, discharge, settle or satisfy any action, litigation, claim or arbitration, (b) cancel any indebtedness (individually or in the aggregate) or waive any claims or rights of value or (c) waive any benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

(xiii)        enter into or amend, extend or terminate in a manner that is adverse to it, or waive, release or assign any rights or claims under any Material Contract or any contract that would have been deemed to be a Material Contract if entered into prior to the date hereof, in each case except in the ordinary course of business consistent with past practice;

(xiv)       enter into any contract pursuant to which the consent of the other party thereto would be required to effect the consummation of the transaction contemplated hereunder;

(xv)        adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xvi)       write down any of its assets, including any rights with respect to any item of its Intellectual Property, except pursuant to applicable Law or accounting requirements;

(xvii)      adopt or enter into any collective bargaining agreement or other labor union contract applicable to its employees; or

(xviii)     authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

6.9         Non-Competition. Each of the Sellers undertakes severally with the Purchaser that it or he will not, without the prior written consent of the Purchaser, whether directly or indirectly and either alone or in conjunction with, or on behalf of, any other person, and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:

(i)           for a period of three years immediately following Closing, canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any person who at any time during the 24 months immediately preceding the Closing Date is or was:

(1)          negotiating with any member of the Group for the supply by any such company of goods or services;

(2)          a client or customer of any member of the Group; or

(3)          in the habit of dealing with any member of the Group,

where the orders relate to goods and/or services which are competitive with or of the type supplied by any member of the Group at any time during the 24 months immediately preceding the Closing Date;

(ii)          for a period of three years immediately following Closing, interfere, or seek to interfere, with the continuance of supplies to any member of the Group from any supplier who has been supplying goods and/or services to any such company at any time during the 24 months immediately preceding the Closing Date if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any such company;

(iii)         for a period of five years immediately following the Closing Date, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or participate or have an interest in, anywhere in the PRC, any business comprised in the Business and/or any other business which competes directly or indirectly with the Business; and

(iv)         for a period of three years immediately following the Closing Date, either on its own account or in conjunction with or on behalf of any person, firm or company, employ or solicit or endeavour to entice away from any member of the Group any person who to its or his knowledge is at the date of this Agreement or has been during the 24 months preceding the date of this Agreement an employee of any such company and whether or not such person would commit a breach of contract by reason of leaving service or office.

Each of the undertakings in Section 6.9 is a separate and independent undertaking. If one or more of those undertakings is held to be void or unenforceable, the validity of the remaining undertakings will not be affected.

The Sellers agree that:

(a)	the restrictions and undertakings contained in Section 6.9 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Group; and

(b)
if any such restrictions or undertakings are found to be void or voidable, but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking will apply with such modifications as may be necessary to make it valid and enforceable.

Without prejudice to the above provisions, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable, the Parties to the relevant restriction or undertaking will negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision, which, as far as possible, has the same legal and commercial effect as that which it replaces.

The Parties acknowledge that since damages or an account of profits will not be an adequate remedy for a breach of the obligations in Section 6.9, a Party is entitled to an injunction to prevent a breach or continued breach.

6.10       Sellers’ Cooperation and Furnishing of Information.  Each of the Sellers shall cooperate fully with the Purchaser and furnish all information concerning itself, its Affiliates, directors, officers and stockholders, any member of the Group and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, in the preparation of all relevant disclosure and filings to the competent authorities when so requested by the Purchaser. Subject to applicable Law, and upon reasonable prior written notice, the Sellers shall, and shall cause each member of the Group to, afford to the Purchaser and to its Representatives reasonable access during normal business hours during the period prior to the Closing Date to all of their properties, offices and other facilities, officers, personnel and books, records, contracts, permits and other information as may be requested by the Purchaser and, during such period, the Sellers shall, and shall cause each of the member of the Group to, furnish promptly to the Purchaser all financial, operating and other data, documents and information concerning its business, properties and personnel as the Purchaser may request.

7.	Miscellaneous.

7.1          Termination; Survival.

(i)           This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing: (a) by mutual written agreement of the Purchaser and the Sellers; (b) by the Purchaser in the event any of the closing conditions as set forth in Section 5 herein shall have not been satisfied or waived by the Purchaser on or before the date that is 30 days after the date hereof.

(ii)          The representations and warranties set forth under Schedule C and any covenants and agreements of the Sellers contained in or made pursuant to this Agreement shall survive after the Closing, and such representations, warranties, covenants and agreements shall in no way be affected by any due diligence or investigation of the subject matter thereof made by or on behalf of the Purchaser and any facts which are known to the Purchaser.

(iii)         Subject to Section 7.1(ii) above, if this Agreement is terminated pursuant to Section 7.1(i) above, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Sellers or the Purchaser (or any of their respective officers, directors, employees, agents or other Representatives or Affiliates) under this Agreement or in connection with the transactions contemplated hereby, except that such termination shall not relieve any breaching party from liability hereunder from breach of any representation or warranty contained herein or any breach of any covenant or agreement contained herein.

7.2         Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions.  This Agreement, and the rights hereunder, shall not be assigned, and the obligations hereunder shall not be transferred, without the mutual written consent of the Parties hereto, provided that the Purchaser may assign its rights and obligations to an Affiliate or a nominee of the Purchaser without consent of the other Parties under this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3         Indemnity.

(i)           The Sellers hereby agrees to jointly and severally indemnify and hold harmless any member of the Group, the Purchaser, and the Purchaser’s employees, Affiliates, agents and assigns (each a “Purchaser Indemnified Person”), from and against any and all Indemnifiable Losses suffered by the Purchaser, or the Purchaser’s employees, Affiliates, agents and assigns, as a result of, or based upon or arising from any breach or nonperformance of any of the certificates, representations, warranties, covenants or agreements made or given by the Sellers in or pursuant to this Agreement or any of the other Transaction Documents;

(ii)          Without limiting the generality of Section 7.3(i), each of the Sellers hereby agrees to jointly and severally indemnify and hold harmless any member of the Group, the Purchaser and the Purchaser Indemnified Person, from and against any and all Indemnifiable Losses suffered by any member of the Group and/or the Purchaser or the Purchaser Indemnified Person, arising from:

(1)          any penalties imposed on any member of the Group by SAIC or any other relevant government authority for non-compliance with the applicable Laws and regulations relating to any capital increase of any member of the Group carried out before the Closing;

(2)          any penalties imposed on any member of the Group by SAFE or any other relevant government authority for non-compliance with the applicable Laws and regulations relating to any remittance of foreign currencies by any member of the Group carried out before the Closing;

(3)          failure by the Group to obtain all the licences, permits, registrations and certificates necessary for the Group to conduct its business;

(4)          failure by the Group to register or be licensed to use any of the trademarks used by any member of the Group as at the date of this Agreement; and

(5)          any outstanding payments to the social security funds and/or to the housing provident fund as at the Closing Date which are requested by the relevant government authority to be repaid by the relevant member of the Group, and any penalties imposed on any member of the Group by any relevant government authority for non-compliance with any laws and regulations relating to the social security funds and/or the housing provident fund.

(iii)         Tax Indemnification.  Each Seller shall jointly and severally indemnify, exonerate and hold free and harmless each Purchaser Indemnified Person from and against any Indemnifiable Losses attributable to (a) all Taxes (or the non-payment thereof) of any member of the Group for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Group is or was a member on or prior to the Closing Date, and (c) any and all Taxes of any person imposed on any member of the Group as a transferee or successor, by contract, or otherwise.

(iv)         Any Party seeking indemnification with respect to any Indemnifiable Loss (an “Indemnified Party”) shall give written notice to the party or parties required to provide indemnity hereunder (the “Indemnifying Party”).

(v)          If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 7.3.  If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.

(vi)         This Section 7.3 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(vii)        For the purposes of this Section 7.3, the “Indemnifiable Losses” of an Indemnified Party shall include a quantifiable diminution in the value of any member of the Group arising out of a matter which is the subject of the indemnities in Sections 7.3(i), (ii) and/or (iii).

7.4         Tax and Social Insurance Expenses.  The Sellers shall jointly and severally pay to the relevant member of the Group the full amount of any losses, liabilities, damages, liens, penalties, costs and expenses, incurred by and associated with any failure by any member of the Group to pay any Taxes or social insurance contributions owed by it (both as a taxpayer and a withholding agent) prior to the Closing or attributable to its operational period prior to the Closing.

7.5         Governing Law.  This Agreement shall be governed by and construed under the Laws of Hong Kong.

7.6         Dispute Resolution.

(i)           Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute.  Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(ii)          If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute.

(iii)         The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. There shall be one (1) arbitrator who shall be qualified to practice Law in Hong Kong chosen by the Secretary General of the HKIAC.

(iv)         The arbitration proceedings shall be conducted in English.  If the HKIAC Administered Arbitration Rules are in conflict with the provisions of this Section 7.6, including the provisions concerning the appointment of arbitrators, the provisions of this Section 7.6 shall prevail.

(v)          The arbitrator shall decide any dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive Law.

(vi)         Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(vii)        During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(viii)       The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(ix)         The Purchaser and each of the Sellers hereby irrevocably appoint HONG KONG KING & KIRIN BUSINESS LIMITED, whose address is FLAT 01, 28/F., YAT HEI HOUSE, TUNG HEI COURT, 38 YIU HING ROAD, HONG KONG (“Agent”), to receive legal procedure documents in Hong Kong (including but not limited to, claims for reimbursement, summons, arbitration application and arbitration award) (“Legal Procedure Documents”).

(x)          Each of the Parties hereby undertakes immediately notify the other Parties in writing if the Agent or its address is modified.

(xi)         Each of the Parties agrees and confirms that Legal Procedure Documents which have been sent to its Agent shall be deemed as having been sent to such Party.

7.7         Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7.7).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

7.8          Fees and Expenses.

(i)           Subject to Section 7.8(ii), each of the Purchaser and the Sellers shall pay for its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.  Each Seller undertakes to the Purchaser that neither the Company nor any other member of the Group has paid or will pay (in connection with the transactions contemplated by this Agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the sale of the Sale Shares including any such costs incurred in connection with any investigation of the affairs of any member of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement and other Transaction Documents.

(ii)          All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated under this Agreement and other Transaction Documents, shall be borne and paid by the Sellers when due.  The Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

7.9         Finder’s Fee.  Each of the Sellers and the Purchaser represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the transaction contemplated hereunder.

7.10       Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11       Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties; provided that each Party may waive any of its rights hereunder without the consent of any other Party.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

7.12       No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.13       Rights Cumulative.  Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

7.14       Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

7.15       No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.16       Headings and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  Unless a provision hereof expressly provides otherwise:  (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

7.17       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.18       Entire Agreement.  This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.  For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any letter of intent, memorandum of understanding, confidentiality and nondisclosure agreement, or any other agreement executed between the Purchaser and any Seller prior to the date of this Agreement, none of which agreements shall continue.

7.19       Conflict with Articles.  In the event of any conflict between the provisions of this Agreement and the provisions of the memorandum and articles of association of the Company, as between the Parties the provisions of this Agreement shall prevail.

7.20       Signing and Binding.  Notwithstanding that any Party does not validly execute this Agreement, this Agreement shall be binding, effective and enforceable to and among all those Parties duly executing this Agreement, in which case, the “Parties” or “Party” used in  this Agreement shall refer to those Parties duly executing the Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

PURCHASER:	GLOBAL PHARM HOLDINGS GROUP, INC.

	By:	/s/ Yin Yun Lu
Name: YIN Yun Lu
Capacity: President / CEO
Address: Room 2503-2505, New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, China
Fax: (86-755) 83039671
Attn: YIN Yun Lu

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	CHU Zhan Jun

	By:	/s/ Chun Zhan Jun
Name: CHU Zhan Jun
Address: RM 102, No. 4 Unit, No. 1 Jia Fu Ming Du Building, Chujing Road, Gan Jin Zi District, Dalian City, Liaoning Province, China

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	LIANG Hai Yan

	By:	/s/ Liang Hai Yan
Name: LIANG Hai Yan
Address: 20 Broad St 7th Fl, New York, NY 10005, the United States of America

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	HIP Lai Ling

	By:	/s/ Hip Lai Ling
Name: HIP Lai Ling
Address: Flat D 25/F, Block 2, Nerine Cove, Tuen Mun, Territories, Hong Kong

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	Jack Rosen

	By:	/s/ Jack Rosen
Name: Jack Rosen
Address: 18 East 85th Street, New York, NY 10028, the United States of America

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	JIANG Li Hua

	By:	/s/ Jiang Li Hua
Name: JIANG Li Hua
Address: 14 Team, Hongshenwei, Tuanjie Street, Jiu Tai City, Jilin Province, China

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	LI Ling Yun

	By:	/s/ Li Ling Yun
Name: LI Ling Yun
Address: Room 401, Block 13, 3 District, Kaao Road, South National Olympic Park, Hanxi Avenue, Zhongcun Town, Panyu District, Guangzhou City, China

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:	Creative Capital Investment Group Co., Ltd.

	By:	/s/ Liu Chuang
Name: LIU Chuang
Capacity: Director
Address: Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands
Fax: 1-284-494-7455
Attn: LIU Chuang

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.
SELLER:	Value-Added Capital Investment Group Co., Ltd

	By:	/s/ Bi Yan Wei
Name: BI Yan Wei
Capacity: Director
Address: Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands
Fax: 1-284-494-7450
Attn: BI Yan Wei

SCHEDULE A

MEMBERS OF THE GROUP

SCHEDULE A-1

Pacific Asia Pharm Investment Group Co., Limited

Name in English	：	Pacific Asia Pharm Investment Group Co., Limited
Place of Registration	：	British Virgin Islands
Registered Address	：	British Virgin Islands, whose address is Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands
Date of Registration and Establishment	：	April 8, 2010
Company Form	：	Limited Liability Company
Registered No.	：	1579641
Names of Shareholders (% of shareholding)
Jack Rosen (0.24%)
HIP Lai Ling (0.60%)
LIANG Hai Yan (14.88%)
CHU Zhan Jun (15%)
JIANG Li Hua (16%)
LI Ling Yun (16.28%)
Value-Added Capital Investment Group Co., Ltd. (18%) Creative Capital Investment Group Co., Ltd. (19%)

Director	：	CHU Zhan Jun, HIP Lai Ling, LIANG Hai Yan, Jack Rosen, JIANG Li Hua, LI Ling Yun, Value-Added Capital Investment Group Co., Ltd, Creative Capital Investment Group Co., Ltd
Company Secretary	：	Mossack Fonseca & Co. (B.V.I.) Ltd.
Shares	：	Authorized: US$50,000, divided into 50,000 shares with par value of US$1.00 per share Issued and fully paid：US$50,000, divided into 50,000 share with par value of US$1.00 per share

SCHEDULE A-2

Hong Kong Rich Fortune Chain Drugstores Assets Management Co., Limited

Name in Chinese	：	香港赛富连锁药店资产管理有限公司
Name in English	：	Hong Kong Rich Fortune Chain Drugstores Assets Management Co., Limited
Place of Registration	：	Hong Kong
Registered Address	：	Flat 905, Workingberg Commercial Building, 41-47 Marble Road, Hong Kong
Date of Registration and Establishment	：	January 12, 2009
Company Form	：	Limited Liability Company
Registered No.	：	1300465
Name of Shareholder (% of shareholding)	：	Pacific Asia Pharm Investment Group Co., Limited (100%)

Director	：	HIP Lai Ling
Company Secretary	：	Hong Kong King & Kirin Business Limited
Shares	：	Authorized: HKD10,000, divided into 10,000 shares with par value of HKD1.00 per share Issued and fully paid：HKD10,000, divided into 10,000 share with par value of HKD1.00 per share

SCHEDULE A-3

Guangzhou Hairui Xiexin Investment Consulting Co., Ltd.

Name in Chinese	：	广州海睿携馨投资咨询有限公司
Name in English	：	Guangzhou Hairui Xiexin Investment Consulting Co., Ltd.
Legal Address	：	Room 207, 2/F, Front Block, No.3 Zhongjinming Street, Huangpu Avenue, Tianhe District, Guangzhou City
Type of Enterprise	：	Limited Liability Company (Sole proprietorship of Taiwan, Hong Kong and Macao)
Date of Establishment	：	June 3, 2011
Business License No.	：	440101400080908
Term of Operation	：	20 years
Total Amount of Investment	：	US$500,000
Registered Capital	：	US$500,000
Paid-in Capital	：	US$500,000
Name of Shareholder (% shareholding)	：	Hong Kong Rich Fortune Chain Drugstores Assets Management Co., Limited (100%)
Legal Representative	：	ZHAO Youbing
Director	：	ZHAO Youbing, WANG Junhai, KANG Hui, YE Xiaojuan, LU Ai
Business Scope	：
Major business: Investment management consulting, business information consulting, enterprise management consulting, pharmaceutical industry technical consulting, enterprise marketing planning consulting and property management consulting (Items prohibited by laws and regulations are not allowed to operate, and where a license required subject to license).*

SCHEDULE A-4

Guangdong Guo Yao Pharmaceutical Franchises Co., Ltd

Name in Chinese	：	广东国药医药连锁有限公司
Name in English	：	Guangzhou Hairui Xiexin Investment Consulting Co., Ltd.
Legal Address	：	Room 206-211, 2/F, Zibian No.15 Heguang Road, Tangxia Shangshe, Zhongshan Avenue, Tianhe District, Guangzhou City
Type of Enterprise	：	Limited Liability Company
Date of Establishment	：	June 6, 2001
Business License No.	：	440000000026401
Term of Operation	：	Long Term
Total Amount of Investment	：	RMB10,050,000
Registered Capital	：	RMB10,050,000
Paid-in Capital	：	RMB10,050,000
Legal Representative	：	LU Shengfeng
Director	：	LU Shengfeng, WANG An Ye, LU Yuefeng
Business Scope	：
Retail of Chinese medicine (purchase), Chinese traditional patent medicine, Chinese medicine slice (Yin Pian), biochemical medicine, biological products (excluding the vaccine), chemical medicine and products and antibiotic (date of expiry of the above items: November10, 2014); sales of types II and III injecting & punctuating instrument, medical electronic device and equipment, physical treatment and recovery equipment, medical suture material and adhesive, medical macromolecular material and products, type II general operation instrument, stomatological operation instrument, injecting & punctuating instrument, general diagnostic instrument, medical optical equipment, instrument and endoscopes, medical ultrasound equipment and related equipment, Chinese medicine instrument, medical testing and analysis device, operation/emergency/diagnose/therapy room equipment, nursing equipment, medical hygienic material & dressing (date of expire: Feb. 12, 2014), prescription medicine and nonprescription medicine, hygienic products, general merchandise and cosmetics.

SCHEDULE B

CAPITALIZATION TABLES

SCHEDULE B-1

Capitalization of the Company immediately prior to the Closing

Seller/Registered Shareholder	Number of Ordinary Shares	Par Value		% of issued share capital

CHU Zhan Jun	7,500	US$	1.00	15%

LIANG Hai Yan	7,440	US$	1.00	14.88%

HIP Lai Ling	300	US$	1.00	0.60%

Jack Rosen	120	US$	1.00	0.24%

JIANG Li Hua	8,000	US$	1.00	16%

LI Ling Yun	8,140	US$	1.00	16.28%

Creative Capital Investment Group Co., Ltd	9,500	US$	1.00	19%
Value-Added Capital Investment Group Co., Ltd	9,000	US$	1.00	18%

SCHEDULE B-2

Capitalization of the Company immediately after the Closing

Purchaser/Registered Shareholder	Number of Ordinary Shares	Par Value		% of issued share capital

Global Pharm Holdings Group, Inc	50,000	US$	1.00	100%

SCHEDULE C

WARRANTIES

1.	Organization, Good Standing and Qualification.

(i)           Each member of the Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(ii)         Each member of the Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which it operates.

(iii)         Since its incorporation, neither the Company nor Rich Fortune has (a) commenced any business, (b) hired any employees, (c) other than holding the 100% issued shares of Rich Fortune (in the case of the Company) and holding the 100% equity interest in Hairui Xiexin (in the case of Rich Fortune), acquired any assets or interest, or (d) incurred any liability.

(iv)         Since its incorporation, Hairui Xiexin has not (a) other than entering into the VIE Agreements, commenced any business, (b) hired any employees, (c) acquired any assets or interest, or (d) incurred any liability.

2.	Capitalization and Voting Rights.

(i)           Immediately prior to the Closing, the authorized share capital of the Company shall be US$50,000, divided into 50,000 ordinary shares of US$1.00 each.

(ii)          Each of the Sellers is the sole legal and beneficial owner of the Sale Shares set out opposite its name in Section 2.1 of this Agreement and is entitled to sell and transfer and will at Closing sell and transfer the full legal and beneficial ownership of such Sale Shares to the Purchaser or its nominees free from all Liens and with all rights now and hereafter relating to such Sale Shares.

(iii)         There are no Liens on, over or affecting any of the Sale Shares or any part of the issued or unissued share capital of the Company. There is no agreement or commitment to give or create any Lien. No claim has been made by any person to be entitled to any Lien which has not been waived in its entirety or satisfied in full.

(iv)         The Sale Shares comprise the whole of the issued and allotted share capital of the Company. All of the Sale Shares are fully paid up or credited as fully paid up.

(v)          There is no agreement or commitment outstanding which calls for the transfer, allotment or issue of or accords to any person the right to call for the transfer, allotment or issue of any shares or debentures in any member of the Group (including any option or right of pre-emption or conversion). No claim has been made by any person to be entitled to any such agreement or commitment.

(vi)         Other than as shown in Schedule A, each member of the Group has no shareholding or other interest in any other company, partnership, firm or other entity.

(vii)       The shares in the share capital of each member of the Group are owned by the relevant shareholders as set out in Schedule A free from all Liens and are fully paid up or credited as such.

(viii)      Each member of the Group has not repaid, redeemed or purchased any of its share capital or issued any share capital as paid up otherwise than by receipt of consideration therefor.

(ix)         Each member of the Group has not been directly or indirectly engaged or involved in any scheme of reconstruction or amalgamation or any reorganisation or reduction of share capital or conversion of securities nor has such member of the Group transferred any business carried on by it.

(x)          No consent of any third party is required to be obtained in respect of the sale of the Sale Shares.

(xi)         The obligations of the Sellers under this Agreement and each document to be executed at or before Closing are, or when the relevant document is executed, will be binding in accordance with their terms.

(xii)        There are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company or the Sellers of any of the equity securities of the Company.

(xiii)       Neither the Sellers nor the Company is a party or subject to (i) any agreement that affects or relates to the voting or giving of written consents with respect to any security of any member of the Group or (ii) any agreement under which it is or may be entitled or required to acquire any securities of the Company, any member of the Group or any other person.

(xiv)       The Capitalization Tables attached to this Agreement as Schedules B-1 and B-2 set forth the complete and accurate capitalization of the Company immediately prior to the Closing and immediately after the Closing, respectively, including without limitation all record and beneficial owners of all share capital of the Company.

(xv)        All share capital or equity interest of each member of the Group has been duly and validly issued (or subscribed for), and is fully paid and non-assessable.  All share capital or equity interest of each member of the Group is free of Liens and any other restrictions on transfer and have been issued in compliance with the requirements of all applicable securities Laws.  No share capital or equity interest of any member of the Group was issued or subscribed to in violation of the preemptive rights of any Person, terms of any agreement or any Laws, by which each such member at the time of issuance or subscription was bound.  There are no (a) resolutions pending to increase the share capital of any member of the Group; (b) outstanding options, warrants, proxies, agreements, pre-emptive rights or other rights relating to the share capital or equity interest of any member of the Group; (c) outstanding Contracts or other agreements under which any member of the Group or any other Person purchases or may purchase or otherwise acquires or may acquire, any interest in the share capital or equity interest of any member of the Group; (d) interest payable to any Person (in cash or otherwise) or dividends which have accrued or been declared but are unpaid by any member of the Group; or (e) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Group.

(xvi)      None of the memoranda and articles of association of each member of the Group contains any provision which would restrict the distribution of profits to its shareholders except where such restriction is required by applicable Laws.

3.           VIE Structure; Corporate Structure; Subsidiaries.  The VIE Agreements are intended and shall (i) provide the Company, Rich Fortune and Hairun Xiexin with all the economic benefits generated by the operations and businesses of Guo Yao and its Affiliates and (ii) permit the Company to consolidate in its financial statements the operations and businesses of Guo Yao and its Affiliates. The VIE Agreements (including all the provisions therein) have been entered into and are in compliance with all applicable Laws of the PRC.  Any and all Approvals for the performance and enforcement of the VIE Agreements, including the Approvals relating to remittance of profits generated from operations of Guo Yao, required under applicable Laws have been obtained and are in full force, and none of them will be suspended, cancelled or revoked or not renewed, in whole or in part, whether as a result of the consummation of the transactions contemplated hereby or otherwise.  The corporate details of each member of the Group set forth in Schedule A are accurate and complete, showing ownership and Control relationships among all members of the Group and all holders (directly or indirectly) of equity interests in the members of the Group.  No member of the Group owns or Controls, directly or indirectly, any interest in any other Person, other than members of the Group, as applicable, or is a participant in any joint venture, partnership or similar arrangement.

4.           Authorization.  Each Seller has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each of  the Sellers (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Seller, has been taken or will be taken prior to the Closing.  This Agreement has been duly executed and delivered by each Seller.  This Agreement and each of the Transaction Documents are, or when executed and delivered by the Sellers shall be, valid and legally binding obligations of such Sellers, enforceable against such Sellers in accordance with its terms.

5.           Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third Party is required on the part of any Seller in connection with the valid execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated thereby.

6.           Broker.  The Company does not have any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents and the Company has incurred no liability for any brokerage fees, agents’ fees, commissions or finder’s fees in connection with any of the Transactions Documents or the consummation of the transactions contemplated therein.

7.           Tax Matters.

(i)           Each member of the Group (a) has timely filed all income, franchise and other material Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable and without prejudice to the foregoing each member of the Group has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No Tax liens are currently in effect against any of the assets of any member of the Group (except for Tax liens not yet delinquent). In respect of any presence of a member of the Group in the PRC, Tax registrations have been completed in all applicable locations in the PRC.

(ii)          Each filed Tax Return was properly prepared in compliance with applicable Law and was (and will be) true, correct, accurate and complete in all material aspects and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities.  None of such Tax Returns contains a statement that is false or misleading in any material respect or omits any matter that is required to be included or without which the statement would be false or misleading in any material respect.  No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate tax authority or in such Tax Return, as may be required by Law.

(iii)         The assessment of any additional Taxes with respect to the applicable member of the Group for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and there are no unresolved questions or claims concerning any Tax Liability of any member of the Group.  There is no pending dispute with, or notice from, any taxing authority relating to any of the Tax Returns filed by any member of the Group which, if determined adversely to such member, would result in the assertion by any taxing authority of any valid deficiency in any amount for Taxes. There is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any member of the Group.  No member of the Group is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(iv)         The amount of Taxes chargeable on any member of the Group during the relevant statutory limitation period has not been affected to any extent by any concession, arrangements, agreement or other formal or informal arrangement with any Tax authority. No member of the Group is subject to a special regime in respect of Tax.  Any preferential Tax treatment enjoyed by any member of the Group on or prior to the Closing has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

(v)         All notices, computations and returns which ought to have been given or made, have been properly and duly submitted by each member of the Group to the relevant Tax authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete.

(vi)         All records which any member of the Group is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Tax by the relevant member of the Group, have been duly kept.

(vii)        No member of the Group is expected to become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Tax.

(viii)       No member of the Group has since incorporation been subject to or is currently subject to any investigation, audit or visit by any Tax or excise authority, and neither the Sellers nor any member of the Group is aware of any such investigation, audit or visit planned for the next twelve months.

(ix)         No member of the Group is treated for any Tax purposes as resident in a country other than the country of its incorporation and no member of the Group has, or has had within the relevant statutory limitation period, a branch, dependent agency or permanent establishment in a country other than the country of its incorporation.

8.           Constitutional Documents; Books and Records.  The constitutional documents of each member of the Group are in the form previously provided to the Purchaser.  Each member of the Group maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with PRC GAAP and US GAAP. With respect to the internal accounting controls and financial reporting of each member of the Group:

(i)           it maintains systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with all relevant statutes and generally accepted accounting principles and practice and to maintain asset accountability, and (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(ii)          the member of the Group’s principal executive officer and its principal financial officer have disclosed to its auditors (i) all known significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information and have identified for its auditors any weaknesses in internal controls, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls;

(iii)         it has effective internal control over financial reporting and is not aware of (a) any weaknesses or deficiencies in its internal control over financial reporting or (b) any change in its internal control over financial reporting that has adversely affected, or is reasonably likely to adversely affect, its internal control over financial reporting;

(iv)         it has established and maintains disclosure controls and procedures that are designed to ensure that transactions of the company are being made only in accordance with the authorization of management and directors of the company;

(v)          its financial statements, accounting books and records have been properly maintained in accordance with applicable laws and accounting requirements and are complete and correct in all respects;

(vi)        its audited accounts and management accounts (if applicable) have been prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles and practice in the applicable jurisdiction consistently applied, complied as to form in all respects with the applicable accounting requirements and the published rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) with respect thereto, and are accurate in all respects and show a true and fair view of the state of affairs of the company and of its results and profits for the financial period ending on the relevant accounts date;

(vii)       there is no undisclosed related party transactions, including (a) no undisclosed inter-company liabilities, (b) no shareholder, director or officer providing any material assets, properties services or facilities to the company or vice versa; (c) no beneficial ownership, direct or indirect, by any shareholder or director or officer in any competing business, supplier or customer of the company;

(viii)      there is no unlawful gift, unlawful expense relating to political activity, unlawful payment to any foreign or domestic government employee or official from corporate funds; and

(ix)         there is effective disclosure controls and procedures that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred.

9.           Financial Statements.  The Company has delivered to the Purchaser, (i) the unaudited consolidated balance sheets and income statements Guo Yao for the two financial years ended December 31, 2009 and 2010, prepared in accordance with PRC GAAP by the management of the Group, (ii) the unaudited consolidated balance sheets and income statements of Guo Yao for the six months ended June 30, 2011 (the “Statement Date”),  prepared in accordance with PRC GAAP by the management of the Group, (collectively, the financial statements referred to in clauses (i) and (ii) above, the “Financial Statements”).  The Financial Statements are complete and correct in all material respects and present fairly the financial condition and position of Guo Yao as of their respective dates on a consistent basis. The accounts receivable owing to Guo Yao, including without limitation all accounts receivable owing to Guo Yao set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all respects, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with PRC GAAP or US GAAP, as applicable), and no further goods or services are required to be provided in order to complete the sales and to entitle Guo Yao to collect in full.  There are no contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of Guo Yao.

None of the members of the Group has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities, obligations, conditions or circumstances (i) to the extent disclosed and provided for in its most recent Financial Statement or of a nature not required by PRC GAAP or US GAAP, as applicable, to be reflected thereon, (ii) related to the future performance of any contract, (iii) incurred or arising in the ordinary course of business since the date of the most recent Financial Statements, or (v) as would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect.

10.         Changes.  Since the Statement Date, except as contemplated by the Transaction Documents or any Material Contract and other than in the ordinary course of business consistent with its past practice, there has not been:

(i)          any change in the assets, liabilities, financial condition or operations of the Group from that reflected in the Financial Statements;

(ii)         any waiver by a member of the Group of a right or of a debt owed to it in an amount equal to or greater than US$10,000 in any one instance or US$30,000 in the aggregate;

(iii)        any incurrence of or commitment to incur any indebtedness for money borrowed;

(iv)        any resignation or termination of the employment of any senior management of any member of the Group, or any notice (whether verbal or written) of an intention to resign or terminate the employment of any senior management of any member of the Group;

(v)         any satisfaction or discharge of any Lien or payment of any obligation by the Group, except in the ordinary course of business;

(vi)        any change or amendment to or termination of a Material Contract;

(vii)       any change in any compensation arrangement or agreement with the Key Executive;

(viii)      any sale, assignment, exclusive license, or transfer of any Intellectual Property of any member of the Group;

(ix)         any Lien created by any member of the Group with respect to any of its properties or assets, except Liens for taxes not yet due or payable;

(x)          any loan or advance to, guarantee for the benefit of, or investment in, any Person (including but not limited to any of the employees, officers or directors, or any members of their immediate families, of any member of the Group), corporation, partnership, joint venture or other entity;

(xi)         any declaration, setting aside or payment or other distribution in respect of any member of the Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any member of the Group (including without limitation, any warrants, options or other rights to acquire capital stock or other equity securities);

(xii)        any failure to conduct business in the ordinary course, consistent with the past practices of any member of the Group;

(xiii)       any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any member of the Group;

(xiv)       receipt of notice that there has been a loss of, or order cancellation by, any major customer of any member of the Group;

(xv)        any charitable contributions or pledges;

(xvi)       any capital expenditures or commitments therefor, other than in the ordinary course of business;

(xvii)     any other event or condition of any character which individually or in the aggregate might adversely affect the assets, properties, financial condition, operating results or business of any member of the Group; or

(xviii)    any agreement or commitment by any member of the Group to do any of the things described in this Section 12.

13.         Litigation.  There is no action, suit, or other court, regulatory or other proceeding pending or threatened against or affecting any member of the Group or any of the officers, directors or employees of any member of the Group with respect to their businesses or proposed business activities, nor is any Seller aware of any basis for any of the foregoing.  The foregoing shall include but not be limited to any action, suit, or other court, regulatory or other proceeding involving the prior employment of any of employees of the members of the Group, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.  There is no investigation pending or threatened against any member of the Group.  There is no action, suit, proceeding or investigation pending or threatened against any director of any member of the Group in connection with their respective relationship with such entity.  There is no judgment, decree or order of any court or Governmental Authority in effect and binding on any member of the Group or their respective assets or properties.  There is no court action, suit, proceeding or investigation by any member of the Group which such Person intends to initiate against any third party.  No Government Authority has at any time challenged or questioned in writing the legal right of any member of the Group to conduct its business as presently being conducted or proposed to be conducted.  No member of the Group has received any opinion or memorandum or advice from legal counsel to the effect that it has been exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

14.         Liabilities.  The Company has no liabilities of the type required to be disclosed on a balance sheet, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, and (ii) trade or business liabilities incurred in the ordinary course of business.

15.         Commitments.

(i)          The Purchaser has been provided with copies of the following Contracts (each, a “Material Contract”, and collectively, the “Material Contracts”) to which any member of the Group is a party or to which any member of the Group or any of their respective properties is subject or by which any such Person or property is bound: (i) the VIE Agreements, (ii) any Contract that was entered into out of ordinary course of business, (iii) any Contract on which the business of any member of the Group is substantially dependent or which is otherwise material to the business of any member of the Group, (iv) any loan agreement, indenture, letter of credit, security agreement, mortgage pledge agreement, deed of trust, bond, note, or other agreement relating to the borrowing of money or to the mortgaging, pledging, transferring of a security interest, or otherwise placing a Lien on any asset or any part of the assets of any member of the Group, (v) any Contract involving a guarantee of performance by any Person (other than a guarantee of performance by a member of the Group) or involving any agreement to act as surety for any Person (other than a member of the Group), or any other Contract to be contingently or secondarily liable for the obligations of any Person (other than a member of the Group), (vi) any Contract that limits or restricts the ability of any member of the Group to compete or otherwise to conduct its business in any manner or place, (vii) any joint venture, partnership, alliance or similar Contract, (viii) any asset purchase agreement, share purchase agreement or other Contract for acquisition or divestiture of any assets (including, without limitation, any Intellectual Property) by or of any member of the Group, (ix) any Contract requiring performance by a member of the Group in any country other than the PRC, (x) any Contract that grants a power of attorney, agency or similar authority to another Person or entity other than power delegated to an officer of a member of the Group for the performance of his duties in the ordinary course of business, and (xi) any Contract that contains a right of first refusal in respect of the equity securities of any member of the Group and any contract that gives a right to any Person with respect to the equity securities of any member of the Group.

(ii)         Each of the Material Contracts is valid, subsisting, in full force and effect and binding upon the applicable member(s) of the Group and upon the other parties thereto.  None of the Material Contracts are oral Contracts.

(iii)        Each member of the Group has in all respects satisfied or provided for all of its Liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, is not in default in any respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  No Seller is aware of any default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a default, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, a Material Contract.

(iv)        No member of the Group has given to or received from any Person any notice or other communication (whether written or oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(v)         With respect to each Material Contract to which it is a party, each member of the Group has taken all necessary corporate actions, fulfilled all conditions and otherwise taken all other actions required by applicable Laws to (a) enter into, execute, adopt, assume, issue, and deliver such Material Contract, and (b) perform its obligations pursuant to the respective terms and conditions of such Material Contract.

(vi)        None of the Material Contracts do or will (a) result in a violation or breach of any provision of, the respective memorandum and articles of association or other constitutional documents of any member of the Group, or (b) result in a breach of, or constitute a default under, or result in the creation or imposition of, any Lien pursuant to any Contract to which any member of the Group is a party or by which any member of the Group or any of their properties is bound, or (c) result in a breach of any Laws to which the Founder or any member of the Group is subject to or by which any member of the Group or any of their respective properties is bound.

(vii)       Each copy of the Material Contracts as made available by the Group to the Purchaser, as of the date of this Agreement, sets out the rights and obligations of the Group in full and is accurate, up to date and not misleading.

16.         Compliance with Laws.

(i)          Each member of the Group is in compliance in all respects with all Laws, including but not limited to those relating to the Business, that are applicable to it or to the current and planned conduct or operation of its business or the ownership or use of any of its assets or properties. All approvals and authorizations from and filings and registrations with the relevant Governmental Authority required in respect of the Group, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), State Food and Drug Administration, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange (the “SAFE”), any tax bureau, customs authorities and the local counterpart of each of the aforementioned PRC Governmental Authorities, as applicable, have been duly completed in accordance with all applicable Laws.  Each member of the Group has been conducting its business activities within the permitted scope of business or is otherwise operating its Businesses in compliance with all relevant Laws and Governmental Orders in all respects.

(ii)         No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any member of the Group of, or a failure on the part of such member to comply with, any Law in any respect, or (b) may give rise to any obligation on the part of a member of the Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iii)        No member of the Group has received any notice from any Governmental Authority regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or (b) any actual, alleged, possible or potential obligation on the part of such member of the Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iv)        Each Seller, who is a “Domestic Resident” as defined in Circular 75 issued by SAFE on October 21, 2005, as amended and/or implemented by the Notice on Implementation Rule on Circular 75 issued by SAFE on May 29, 2007 (the “Circular 75”) and is subject to any of the registration or reporting requirements of Circular 75 has complied with such reporting and/or registration requirements under Circular 75 and any other applicable SAFE rules and regulations, (the “SAFE Rules and Regulations”).  No member of the Group nor any of the Sellers has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, and the Company has made all oral or written filings, registrations, reporting or any other communications as may be required by SAFE or any of its local branches.  Hairui Xiexin has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under PRC Laws to conduct foreign exchange transactions (each, a “Foreign Exchange Authorization” and collectively, the “Foreign Exchange Authorizations”) as now being conducted by it, and believes it can obtain, without undue burden or expense, any such Foreign Exchange Authorizations for the conduct of foreign exchange transactions as presently planned to be conducted.  All existing Foreign Exchange Authorizations held by Hairui Xiexin are valid and it is not in default under any of such Foreign Exchange Authorizations.

(v)         The business of each member of the Group is in compliance with all Laws that are applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

17.         Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions

(i)          U.S. Foreign Corrupt Practices Act:  No member of the Group or any director, officer, agent, employee, or any other person acting for or on behalf of the foregoing (individually and collectively, a “Representative”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, nor has any Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Representative knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a) (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, or

(b) in order to assist any member of the Group or its subsidiaries in obtaining or retaining business for or with, or directing business to any member of the Group or its subsidiaries.

“Government Entity” as used in this paragraph means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

(ii)         Each member of the Group and its Representatives (a) are and have been acting in compliance with all applicable anti-bribery or anti-corruption Laws, including those prohibiting the bribery of Public Officials; (b) have not authorized, offered, been party to, made any payments or provided anything of value directly or indirectly to any Public Official in violation of applicable Laws; and (c) have not used, committed to have the intention of using the payments received, or to be received, by them from the Purchaser for any purpose that could constitute a violation of any applicable Laws.

(iii)        No member of the Group nor its Representatives has (a) ever been found by a Government Authority to have violated any criminal or securities Law, (b) been party to the use of any of the assets of the company for the establishment of any unlawful or unrecorded fund of monies or other assets or making of any unlawful or undisclosed payment, or (c) made any false or fictitious entries in the books or records of such company.

(iv)        Each member of the Group and its Representatives have complied with all applicable anti-money-laundering Laws.

(v)         None of the Representatives of any member of the Group are Public Officials.

18.         Environmental and Safety Laws.

(i)          No member of the Group is in violation of any Environmental Law and no expenditures are or will be required in order to comply with any such Environmental Law.  No member of the Group (i) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iii) is subject to any claim relating to any Environmental Laws and there is no pending or threatened lawsuit, proceeding or investigation against any of them which might lead to such a claim.

(ii)         each member of the Group is in compliance in all respects with all applicable Environmental Laws; there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or threatened in writing in connection with the operations of the Group under any applicable Environmental Law;

(iii)        each member of the Group has obtained and holds all Permits required under applicable Environmental Law, and is in compliance with all terms and conditions of such Permits;

(iv)        there have been no releases of, or exposure of any Person to, any Hazardous Substances at, to, from, in, on or under any Real Property owned or leased by the Group, and no Hazardous Substances are present in, on, at, under, or migrating to or from any Real Property owned or leased by the Group; and

(v)         there have been no environmental investigations, studies, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession or control of any member of the Group or the Sellers with respect to any Real Property owned or leased by the Group that have not been delivered or made available to the Purchaser prior to execution of this Agreement.

19.         Title; Liens; Permits.

(i)          The members of the Group have good and marketable title to all the tangible properties and assets reflected in their books and records, whether real, personal or mixed, purported to be owned by the Group, free and clear of any Liens.  With respect to the tangible property and assets that are leased by any member of the Group, each member of the Group is in compliance in all respects with such leases and holds a valid leasehold interest free of any Liens.  Each member of the Group owns or leases all tangible properties and assets necessary to conduct in all respects their respective business and operations as presently conducted or planned to be conducted.

(ii)         Each member of the Group has all franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approval or permits and has made all the necessary filings for record with the relevant government authority required under the Laws of the PRC (the “Permits”) necessary for its respective business and operations.  No member of the Group is in default under any such Permit. Neither any Seller nor any member of the Group has reason to believe that any Permit required for the conduct of any part of its Business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authority.

20.         Compliance with Other Instruments.  No member of the Group is in violation, breach or default of its memorandum and articles of association or any other constitutional documents (which include, as applicable, any articles of incorporation, articles of association, by-laws, joint venture contracts and similar documents).  The consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the memorandum and articles of association or any other such constitutional documents of any member of the Group, (ii) any Material Contract, (iii) any judgment, order, writ or decree or (iv) any applicable Law.

21.         Related Party Transactions.  None of the Related Parties has any other agreement, understanding, proposed transaction with (other than standard agreements in relation to employment with a member of the Group), or is indebted to, any member of the Group, nor is any member of the Group indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  No Related Party has any direct or indirect ownership interest in any firm or corporation (other than a member of the Group) with which a member of the Group is affiliated or with which a member of the Group has a business relationship, or any firm or corporation (other than a member of the Group) that competes with any member of the Group.  No Related Party has any interest, either directly or indirectly, in: (i) any Person which purchases from or sells, licenses or furnishes to a member of the Group any goods, property, intellectual or other property rights or services; or (ii) any Material Contract to which a member of the Group is a party or by which it may be bound or affected.   All members of the Group have conducted all Related Party transactions on an arm's-length basis.

22.         Intellectual Property Rights.

(i)          The members of the Group own or otherwise have the sufficient right or license to use all Intellectual Property necessary for their business as currently conducted and planned to be conducted without any violation or infringement of the rights of others, free and clear of all Liens.  The list provided by the Sellers to the Purchaser prior to the Closing contains a complete and accurate list of all patents, trademarks, service marks, trade names, domain names and copyrights owned, licensed to or used by the Group, whether registered or not, and a complete and accurate list of all licenses granted by the members of the Group to any third party with respect to any Intellectual Property.  There is no pending or threatened claim or litigation against any member of the Group contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party.  All inventions and know-how conceived by employees of the Group, and related to the Businesses of the Group are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently owned by, the Group.

(ii)         No proceedings or claims in which any member of the Group alleges that any Person is infringing upon, or otherwise violating, any member of the Group’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any member of the Group.

(iii)        None of the employees of any member of the Group is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group or that would conflict with the Business of the Group as presently conducted and planned to be conducted.

(iv)        The members of the Group have each taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Property.

23.         Real Property

(i)          Each member of the Group owns or has legal or equitable title to or other right or interest in any real property used in its Business, (the “Real Property”).

(ii)         All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by applicable Law necessary for the present and planned use and operation of its Business (a) are installed across public property or under valid easements to the boundary lines of each Real Property currently leased by each member of the Group and (b) are connected pursuant to valid Approvals.

(iii)        There does not exist any actual or threatened condemnation or eminent domain proceedings that affects or might affect any Real Property currently leased by the Group or any part thereof, and no member of the Group has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(iv)        No member of the Group owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof or interest therein.

24.         Entire Business.  There are no facilities, services, assets or properties shared with any other entity which is not a member of the Group, which are used in connection with the Business of the Group.

25.         Labor Agreements and Actions.

(i)          No employee of the members of the Group intends to terminate their employment with the members of the Group, nor do the members of the Group have a present intention to terminate the employment of any of the foregoing.  Subject to applicable Law, the employment of each employee of the members of the Group is terminable at will.

(ii)         No member of the Group is a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement.  The members of the Group have entered into employment contracts with their respective employees as required under all applicable Laws and have complied in all respects with all applicable Laws related to employment, and none of the members of the Group have any union organization activities, threatened or actual strikes or work stoppages or grievances.  None of the members of the Group are bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union. Each member of the Group maintains, and has fully funded, any pension plan and any other labor related plans that is required by Law or by contract to maintain.  Each member of the Group is in compliance with any Law relating to its provision of any form of social insurance (the “Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law.

(iii)        The Key Executive is currently devoting substantially all of his business time to the current and planned conduct of the business of the applicable member of the Group and the Key Executive is not currently working or plans to work for any other Person that competes with any member of the Group, whether or not the Key Executive is or will be compensated by such Person.

(iv)        The contract entered into between Guo Yao and the Key Executive as provided for under this Agreement constitutes the entire agreement between the Company and the Key Executive with respect to the subject matter thereof.  No member of the Group has entered into any other employment agreement with the Key Executive prior to the Closing.

26.         Insurance.  The members of the Group have purchased and maintained insurance policies or programs that are customarily purchased and maintained by businesses of similar nature. All such policies are in full force and effect and all premiums due thereon have been paid.  All such insurance policies are underwritten by financially sound and reputable insurers, and are sufficient to satisfy all applicable Laws and cover all material risks associated with each member of the Group’s Businesses that are customarily insured against in such industry in PRC.  Each member of the Group has complied in all respects with the terms and provisions of such policies. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated by the Transaction Documents.

27.         Advisors.  No member of the Group has any Contract with any financial or other advisors who would be entitled to the payment of any fee in connection with the transactions contemplated by the Transaction Documents.

28.         Disclosure.  The Sellers have made available to the Purchaser all the information regarding the members of the Group requested by the Purchaser for deciding whether to purchase the Sale Shares.  No representation or warranty of the Sellers contained in this Agreement or information or document provided to the Purchaser in connection with the Sale Shares, the Group and the transactions contemplated hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact that the Sellers have not disclosed or otherwise made available to the Purchaser of which any Seller is aware and that has had or would reasonably be expected to have, as of the date of such disclosure, any adverse effect upon the Group.

29.         Accuracy of Business Plan and Budget.  The business plan and annual and monthly budgets of the Group as delivered by the Sellers to the Purchaser, as of the date of such business plan or budget, reflects the Business and is accurate, up to date and not misleading.  The assumptions used in such business plan or budget were reasonable ones to make when made and remain reasonable as of the date of this Agreement.

30.         No Undisclosed Business.   The sole business of the Group is the Business.  No member of the Group is engaged in any other business including, without limit, in insurance, banking or financial services, telecommunications, public utility businesses or any other regulated businesses.

31.         Insolvency.  No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of any member of the Group.  No administration order has been made or petition presented or application made for such an order and no administrator has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of any member of the Group.  No receiver has been appointed in respect of any member of the Group or all or any of its assets.   No unsatisfied judgment is outstanding against any member of the Group.  No event analogous to any of the foregoing has occurred in relation to the Group.  No member of the Group (i) is unable to pay its debts as they fall due or (ii) has aggregate liabilities that are greater than its aggregate assets.

32.         Ownership by the Sellers.   Each of the Sellers holds, and has always held, all his interests in the Group on his own account and not as a nominee of any other Person.

33.         U.S. Office of Foreign Assets Control: No member of the Group or any of their respective officers, employees, directors or agents ((a) and (b) collectively, “Relevant Persons”) has engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including those designated on its list of Specially Designated Nationals and Blocked Persons and no Relevant Person is any such person or entity.

34.         Non-compete.  There is no non-compete agreement or other similar commitment to which any member of the Group is a party that would impose restrictions upon such member of the Group, the Purchaser and/or its Affiliates.

35.         Liabilities in earlier transactions.  No member of the Group has (i) given any representation or warranty in connection with any previous issue of securities which was untrue when made and/or repeated, or (ii) failed to comply with any covenant, agreement or undertaking made with or given to any person in connection with any previous issue of securities or in connection with any agreement in force at any time before Closing.

36.         No breach of shareholder rights.   None of the transactions contemplated under any of the Transaction Documents is in breach of any anti-dilution rights, rights of first refusal, pre-emptive rights, put or call rights or similar rights of any existing shareholders in relation to the securities of the Company.